March 31, 2005

Alpharma Announces 2004 Results

U.S Generics Goodwill Impairment and Tax Valuation Charges of $320 Million Recorded

Full Year Free Cash Flow of $126 Million

Fort Lee, NJ March 31, 2005 Alpharma Inc. (NYSE:ALO), a leading global generic pharmaceutical company, today announced a fourth quarter 2004 diluted loss per share ("DLPS") of $5.89 which includes goodwill and U.S. deferred tax asset valuation charges (see below) of $319.5 million or $6.09 diluted loss per share ("DLPS"). In addition, in the quarter, the company recorded severance charges of $4.2 million or $0.06 DLPS related to employee reduction programs and $15.5 million, or $0.19 DLPS related to the write-down of fixed assets in a U.S. Generic Pharmaceutical ("USG") facility. Excluding these charges, diluted earnings per share ("DEPS") for the quarter was $0.45. The company's most recent guidance for the quarter was a range of $0.47 to $0.57. Full year reported DLPS was $6.05. Full year DEPS, excluding identified transactions, was $0.56 versus the company's latest full year 2004 guidance of $0.60 to $0.70. Fourth quarter and full year results were below most recent company guidance due to a higher effective tax rate.

Fourth quarter 2004 net revenues were $414.3 million, an increase of 20% versus 2003. Excluding the impact of foreign currency and 2003 revenue from the divested Aquatics operations which were sold in July 2004, fourth quarter revenues increased 18%. This revenue growth is due primarily to higher USG revenues as a result of the fourth quarter 2004 launch of gabapentin capsules and tablets. Full year revenues were $1,339.5 million, an increase of 3% versus 2003. Excluding the impacts of foreign currency in 2004 and divested operations, full year 2004 revenues declined 1% versus 2003. Increased sales of gabapentin were offset by declines in existing U.S. generic products.

The company generated free cash flow of $23 million in the fourth quarter of 2004 and $126 million for the full year. Free cash flow is based on reported operating cash flow less capital expenditures, dossier purchases and dividend payments. The company uses free cash flow as a measurement of funds available to reduce debt. The company reduced debt from $817 million at December 31, 2003 to $702 million at December 31, 2004. The company, under the provisions of the American Jobs Creation Act, repatriated approximately $135 million of foreign earnings during the first quarter of 2005.

"In 2004, our USG business, excluding a major new product launch, performed poorly. In addition, the impact of emerging industry factors contributed to a significant goodwill write-off," commented Ingrid Wiik, Vice Chairman, President and Chief Executive Officer of Alpharma. "While our earnings were disappointing, we have made progress in certain key areas. Our U.S FDA status has improved as our solid dose plant in Elizabeth is now eligible for new product approvals. We believe we have substantially completed major elements of our FDA compliance programs at the Elizabeth and Baltimore plants. We increased full year 2004 research and development spending by $18 million, an increase of 29%, and we have achieved our target of 10 new product filings in 2004. To supplement our internal pipeline in USG and IG, we entered into an alliance with Orchid Chemicals & Pharmaceuticals Ltd. to initially develop and manufacture ten products in India, with launch dates beginning in 2007. In our promising Kadian® branded franchise, we increased our full year sales and marketing spending $10 million. The earnings of our Animal Health business continued to grow as a result of productivity initiatives and third party sourcing programs, and margins remain strong in our API business. Across our businesses, we've made targeted headcount reductions to improve our cost structure. Finally, our focus on free cash flow has resulted in a significant reduction in working capital and another record year of free cash flow generation, leading to a debt reduction of over $100 million."

Sarbanes- Oxley Compliance Status

During the course of its review of internal controls, the company has identified material weaknesses in the following areas: certain accounting estimates in the company's USG business, segment reporting, and accounting for income taxes. As a result of these material weaknesses, the company has concluded that its internal control over financial reporting was not effective at December 31, 2004.

The company has made significant efforts over the past eighteen months to document and test its internal control over financial reporting and will continue to review and increase these efforts in order to improve its internal controls and meet standards established by the Sarbanes-Oxley Act.

Research and Development ("R&D")

In 2004, the company initiated a program of increased investment in R&D in order to strengthen the human pharmaceutical product pipeline. Total R&D spending increased 21% or $3.8 million in the fourth quarter of 2004 compared to year ago levels. Full year 2004 spending increased by $18.2 million, or 29%, to $81.5 million. In 2004, the company achieved its target of 10 new product filings, as compared to four filings in 2003. In addition to strengthening the USG pipeline, the increased R&D spending levels also supports new product activity for the Branded Pharmaceuticals ("BP") and Active Pharmaceutical Ingredients ("API") businesses.

The company currently has 14 ANDAs pending with the FDA representing $8.7 billion in brand sales. Ten of these ANDAs relate to solid dose products, and four to liquid and topical dose products.

Goodwill and Tax Valuation Charges

On February 22, 2005, the company announced that, in connection with its review of goodwill, it had concluded that the estimated fair value of its USG business was below its book value. The estimated fair value of this business has been impacted by the lack of new product launches and intensified competition, including the increased presence of low-cost entrants and authorized generics, among other factors. As a result, in the fourth quarter, the company recorded a non-cash charge of $260.0 million to write-off goodwill attributable to the USG business.

In addition, in accordance with SFAS No. 109, the company recorded a non-cash charge of $59.5 million to provide a valuation allowance on its net U.S. deferred tax assets at December 31, 2004. This amount represents a full valuation reserve against existing net U.S. deferred tax assets at September 30, 2004, in addition to a full valuation allowance against the deferred tax assets associated with U.S. net operating losses in the fourth quarter of 2004.

Since the company has been generating operating losses in the U.S. for the past several years, in part because most of its interest expense is incurred in the U.S., it has been performing a quarterly assessment of the likelihood of the realization of its U.S. deferred tax assets. Realization is ultimately dependent upon generating future U.S. income prior to the expiration of the net operating loss carryforwards. The full valuation allowance on the U.S. deferred tax assets was determined to be appropriate at December 31, 2004 due to a change in certain available tax planning strategies. The company will not record the benefit of U.S. tax losses in consolidated tax provisions of future periods until such time that it determines that it is more likely than not that these assets will be realized.

Fourth Quarter 2004 Business Review

On February 22, 2005, the company announced that its U.S. branded business, which was previously included in its U.S. Human Pharmaceuticals segment, will now be reported as a separate segment in 2004. As a result, the commentary below and the supporting schedules to this release have been expanded to separately reflect the USG and BP segments.

Human Pharmaceuticals

U.S. Generic Pharmaceuticals: Year-to-year comparisons in USG are impacted by the inclusion in the fourth quarter of 2003 of revenue and operating income of $9.1 million related to an agreement with Ivax Corporation for metformin hydrochloride extended release tablets (the "metformin ER agreement"). This income is classified in 2003 as "Other Income" in the consolidated statement of operations, but for segment reporting purposes, is included in USG operating results.

USG fourth quarter revenues of $175.4 million increased $51.9 million or 42% compared to 2003 due to the fourth quarter launch of gabapentin capsules and tablets.

USG operating income (loss) in the fourth quarter of 2004 was ($260.3) million versus $5.3 million in 2003. 2004 results include non-cash charges of $260.0 million related to the write-off of goodwill, $15.5 million related to the write-down of fixed assets related to one facility, and $2.1 million of cash charges related to employee reduction programs. 2003 results included $2.5 million of severance charges. Excluding these charges from each period, operating income was $17.3 million in 2004, and $7.8 million in 2003, and operating margins were 9.9% and 6.3%, respectively. Operating income growth and improved margins, excluding charges in the fourth quarter versus the year ago period, are attributable to gabapentin sales. Reduced volume and pricing pressure, and increased research and development spending partially offset the positive impact of the gabapentin launch.

International Generics ("IG"): Revenues were $106.7 million in the quarter, an increase of 8% versus last year's fourth quarter. Excluding positive currency impacts, revenues decreased 1%, as the positive impact of new products was more than offset by reduced volumes due to increased competition. Results in 2004 and 2003 include charges of $1.0 million, and $2.1 million respectively, related to employee reduction programs. Excluding these charges, operating income was $4.7 million in 2004, and $7.5 million in 2003, with operating margins of 4.4% and 7.6%, respectively. Operating margins decreased in 2004 due primarily to pricing pressure.

Branded Pharmaceuticals: Revenues of the company's branded product, Kadian®, increased 26% in the fourth quarter of 2004 compared to 2003. Operating margins are below year ago levels due to costs associated with the significantly expanded sales force and increased research and development spending.

During the second half of 2004, the company completed a significant expansion of its Kadian® sales force to promote future growth of this brand. Kadian® prescriptions in 2004 have grown consecutively each quarter, and 2004 full year prescription growth was 28% versus 2003. Full year margins and operating income are below year ago levels due to a $14 million increase in operating expenses in 2004 attributed to increased research and development spending, and the expanded sales force, which was approximately 140 at year end 2004 versus 90 at the end of 2003. A reported reduction in wholesaler trade inventories negatively impacted Kadian® sales and operating income for the full year 2004. The company's market share in the branded chronic pain management category increased from 2.7% at the end of 2003 to 3.8% at the end of 2004.

Active Pharmaceutical Ingredients: API fourth quarter revenues were $33.4 million, comparable to the fourth quarter of 2003. Excluding positive currency impacts, revenues decreased 3%. API operating income in the fourth quarter of 2004 includes $0.8 million related to employee reduction programs. Excluding those charges, API operating margins declined to 46.7% compared to 55.8% a year ago, due to increased research and development spending and product mix.

Animal Health

Fourth quarter revenues were $84.1 million compared to $86.0 million in 2003. 2003 revenues include $3.8 million of revenues related to the AHD aquatic operation which was divested in July 2004. Excluding revenues from the aquatic operations and the impact of foreign currency, 2004 sales were flat versus 2003. Sales in North America and Europe were stable, while growth in Latin American markets offset a decline in the Asian business, caused by the Avian Influenza.

Operating margins were 19.7% in 2004 versus 8.5% in 2003. 2003 results included $3.8 of charges related to workforce reductions and $2.6 million of operating losses in the company's aquatic operations which were sold in July 2004. Excluding these charges, operating margins in 2003 were 15.9%. The year-to-year margin improvement reflects reduced costs as a result of improved third party sourcing strategies, internal productivity programs, and workforce reductions.

Fourth Quarter Comparison of Other Consolidated Income Statement Items

Interest expense and amortization of debt issuance costs decreased $0.1 million year-to-year, as reduced interest expense due to decreased debt levels was offset by the impact of increased debt fees.

Other income was $2.4 million in 2004, compared to $10.0 million in 2003. The decrease is primarily attributable to $9.1 million of income in the fourth quarter of 2003 related to the metformin ER agreement.

The company recorded tax expense of $63.8 million in the fourth quarter of 2004, primarily as a result of the valuation allowance established for U.S. deferred tax assets.

cGMP Compliance Status

The company has substantially completed major elements of its FDA compliance program at its solid dose facilities in Elizabeth, New Jersey, and its liquid dose facilities in Baltimore, Maryland and expects an FDA re-inspection at both these sites in 2005. Elizabeth is eligible for new product approvals, while Baltimore is ineligible for new product approvals pending satisfactory progress in its remediation. The FDA inspected the company's topical dose site at Lincolnton, North Carolina in 2004 and no observations were noted.

In October, 2004, the company received a 483 Report on its Skoyen, Norway plant that recorded observed deviations from cGMPs relating to a minor API product. The company has responded to the FDA observations. The effect, if any, of the FDA inspection on the regulatory status of the Skoyen site or the products manufactured at this site will not be known until the FDA advises the company of the results its review of the company's response to the 483 Report.

Outlook

The company expects first quarter 2005 DEPS to significantly exceed first quarter 2004 DEPS of $0.05, excluding identified transactions, primarily due to sales of gabapentin. The company generated significant free cash flow in the first quarter of 2005, and total debt is below $590 million at March 31, 2005. The company does not expect full year 2005 DEPS to exceed 2004 DEPS of $0.56. The full year outlook assumes increased profitability in its BP and AHD businesses, offset by increased R&D spending, the lack of income related to the metformin ER agreement, which concluded in the first quarter of 2004, potential competition in the company's API business, and the absence of a benefit for U.S. tax losses in the consolidated tax provision.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact of asset impairments, divested operations, employee reduction plans, severance, foreign currency and fixed asset write-downs on DEPS. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2004.

Alpharma press releases are also available at our website:http://www.alpharma.com.

Alpharma Inc. (NYSE: ALO) is a global generic pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma is a leading manufacturer of generic pharmaceutical products in the U.S., offering solid, liquid and topical pharmaceuticals. It is also one of the largest suppliers of generic solid dose pharmaceuticals in Europe, with a growing presence in Southeast Asia. Alpharma is among the world's leading producers of several important pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry, swine and cattle.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss fourth quarter 2004 results at 8:30 A.M Eastern Standard Time on Friday, April 1, 2005. A presentation which management will refer to on the call is available at www.alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 4030363

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Friday, April 1, 2005 at 12:00 PM Eastern Time until Friday, April 8, 2005 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291

Participant Code: 4030363

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Alpharma Inc.

Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Total revenue	$414,297	$346,650	$1,339,480	$1,297,285
Cost of sales	243,462	211,051	806,442	779,676
Gross profit	170,835	135,599	533,038	517,609
Selling, general and administrative expenses	100,576	90,559	384,959	346,130
Research and development	21,695	17,868	81,466	63,232
Goodwill Impairment	260,000	-	260,000	--
Asset impairments and other	19,755	8,727	29,742	8,727
Operating income (loss)	(231,191)	18,445	(223,129)	99,520
Interest expense and amortization of debt issuance costs	(14,985)	(15,100)	(59,061)	(63,608)
Loss on extinguishment / conversion of debt	--	--	(2,795)	(29,100)
Other income, net	2,444	9,953	31,387	12,439
Income (loss) from continuing operations before income taxes	(243,732)	13,298	(253,598)	19,251
Provision (benefit) for income taxes	63,790	1,867	61,139	(193)
Net income (loss) from continuing operations	(307,522)	11,431	(314,737)	19,444
Discontinued operations, net of tax	--	(308)	--	(5,611)
Net income (loss)	$(307,522)	$11,123	$(314,737)	$13,833

Average common shares outstanding: Basic Diluted	52,229 52,229	51,781 52,223	52,060 52,060	51,606 52,010

Earnings (loss) per common share: Basic
Net income (loss) from continuing operations	$(5.89)	$ 0.23	$(6.05)	$0.38
Loss from discontinued operations	$ --	$ (0.01)	$ --	$(0.11)
Net income (loss)	$(5.89)	$ 0.22	$(6.05)	$0.27
Diluted
Net income (loss) from continuing operations	$(5.89)	$ 0.23	$(6.05)	$0.38
Loss from discontinued operations	$ --	$ (0.01)	$ --	$(0.11)
Net income (loss)	$(5.89)	$ 0.22	$(6.05)	$0.27

Dividends per common share	$0.045	$0.045	$0.18	$0.18

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended December 31,	Revenues		Operating income (loss)
	2004	2003	2004	2003

U.S. Generic Pharmaceuticals	$175.4	$123.5	$(260.3)	$5.3

International Generics	106.7	99.2	3.7	5.4

Branded Pharmaceuticals	16.3	12.9	1.9	2.7

Active Pharmaceutical Ingredients	33.4	33.7	14.8	18.8

Total Human Pharmaceuticals	331.8	269.3	(239.9)	32.2

Animal Health	84.1	86.0	16.6	7.3

Unallocated and Eliminations	(1.6)	(8.6)	(7.9)	(21.1)

Total	$414.3	$346.7	$(231.2)*	$18.4

Twelve Months Ended December 31,	Revenues		Operating income (loss)
	2004	2003	2004	2003

U.S. Generic Pharmaceuticals	$458.6	$459.4	$(287.8)	$12.1

International Generics	385.0	367.8	20.9	29.2

Branded Pharmaceuticals	62.4	65.2	6.5	22.0

Active Pharmaceutical Ingredients	143.2	124.5	72.8	65.7

Total Human Pharmaceuticals	1,049.2	1,016.9	(187.6)	129.0

Animal Health**	314.6	295.7	24.8	20.1

Unallocated and Eliminations	(24.3)	(15.3)	(60.3)	(49.6)

Total	$1,339.5	$1,297.3	$(223.1)***	$99.5

* Includes the following pre-tax charges: approximately $260.0 million related to the write-off of goodwill, asset impairment charges of approximately $15.5 million and severance charges of approximately $4.2 million.
** In 2004 includes Wynco revenues of $19.2 million and an operating loss of $0.1 million and asset impairments related to the sale of the Aquatic business of $9.5 million.

*** Includes identified transactions of $295 million

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	December 31, 2004 (unaudited)	December 31, 2003
Current assets	$ 672,072	$ 692,991
Non-current assets	1,331,770	1,649,156
Total assets	$2,003,842	$2,342,147

Current liabilities	$ 537,113	$ 358,236
Long-term debt: Senior Subordinated notes	503,293 10,000	600,696 181,553
Deferred taxes and other	69,794	70,926
Stockholders' equity	883,642	1,130,736
Total liabilities and stockholders' equity	$2,003,842	$2,342,147